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                                                                Exhibit (a) (10)

                                                           For Immediate Release

                                                                Contacts:
                                                                Cheryl D. Hodges
                                                                (513) 762-6967
                                                                       or
                                                                Gary L. Rhodes
                                                                (513) 762-6660

                         OMNICARE COMPLETES TENDER OFFER
                        FOR AMERICAN MEDSERVE CORPORATION

     CINCINNATI, OHIO, SEPTEMBER 12, 1997. . . Omnicare, Inc. (NYSE: OCR) today announced it has completed its cash tender offer for all of the outstanding shares of common stock of American Medserve Corporation (Nasdaq: AMCI) at a price of $18.00 per share. The tender offer expired, as scheduled, at midnight New York City time on September 11, 1997.

     Omnicare's wholly owned subsidiary, Omnicare Acquisition Corp., today accepted for payment all of the approximately 11,868,156 shares of American Medserve Corporation's common stock that had been validly tendered, including approximately 129,481 shares tendered pursuant to notices of guaranteed delivery. The shares tendered represent approximately 97% of the outstanding shares of American Medserve Corporation. Omnicare and American Medserve Corporation now will complete a merger under which the remaining outstanding shares of American Medserve Corporation common stock will be converted into the right to receive $18.00 per share in cash.

     "We're delighted with the successful completion of our cash tender offer for American Medserve Corporation," said Joel F. Gemunder, Omnicare president. "We are confident that the combination of Omnicare and American Medserve Corporation will create the nations premier institutional pharmacy provider with the broad geographic presence, innovative clinical programs, considerable resources and pharmacy management experience necessary to capitalize on future growth opportunities. Working together, we can provide the basis for superior geriatric pharmaceutical care that leads to better health outcomes in the most cost-effective manner."

     Omnicare is a leading independent provider of professional pharmacy and related consulting services for long-term care facilities such as nursing homes, retirement centers and other institutional health care facilities.

     American Medserve Corporation, based in Naperville, Illinois, provides comprehensive pharmacy and related services to approximately 51,400 residents in 720 long-term care facilities in 11 states. Additionally, American Medserve Corporation is a joint venture partner with an affiliate of The Evangelical Lutheran Good Samaritan Society, which ranks as the nation's fifth-largest nursing home operator, serving 27,000 residents.


     With the completion of this acquisition, Omnicare will provide pharmacy and related consulting services to approximately 413,000 residents in over 5,100 long-term care facilities in 35 states. Based on revenues for Omnicare and American Medserve Corporation for the quarter ended June 30, 1997, annualized revenues of the combined companies are in excess of $975.0 million.

     For more information on Omnicare, Inc. via the Internet, including a full menu of news releases, visit our Corporate News on The Net site at http://www.businesswire.com/cnn/ocr.htm